Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

Third Quarter 2019 Results

"	Q3 Total Revenues of $1.317 billion, up 7.8% from last year (up 9.3% in constant currency)
"	Q3 Net loss of $54.8 million, 45.4% improvement from last year (45.5% improvement in constant currency)
"	Q3 Adjusted EBITDA of $156.5 million, up 9.9% from last year (up 11.4% in constant currency)
"	Q3 Adjusted EBITDA, adjusting 2018 for ASC 842 impact, increased 31.3% (up 33.1% in constant currency)
"	Q3 Total attendance of 87.1 million tickets sold set an all-time high quarterly record
"	Q3 U.S. average ticket price grew 3.3% to $9.45, a 220 basis point industry outperformance (265 basis point industry outperformance, excluding AMC)
"	Q3 U.S. food and beverage revenues per patron grew 4.7% to a third quarter record, $5.35

LEAWOOD, KANSAS - (November 7, 2019) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2019.

“AMC delivered another quarter of strong results for the third quarter of 2019, achieving 7.8% year-over-year total revenue growth to $1.317 billion, driven by record third quarter attendance in each of our U.S. and international markets. Importantly, total Adjusted EBITDA grew 31.3% year-over-year after adjusting 2018 for the non-cash accounting impact of ASC 842 and 33.1% on a constant currency basis,” said Adam Aron, CEO and President of AMC.

Aron continued, "Our U.S. industry outperformance continued in the third quarter as we outperformed the industry by 220 basis points on attendance per screen and 450 basis points of admission revenue per screen.  After excluding AMC’s contribution to the U.S. industry results, we outperformed the rest of the U.S. industry by 270 basis points on attendance per screen and by 560 basis points on admissions revenue per screen. Additionally, AMC generated record third quarter U.S. food and beverage revenues per patron of $5.35 and international food and beverage revenues per patron, in constant currency, of $3.77, representing year-over-year growth of 4.7% and 7.4%, respectively.

Aron concluded, “The power of the AMC platform is clearly evident in these results, and we are highly encouraged by our performance in the third quarter as we position ourselves for a strong finish in 2019. These results further confirm that we are taking the appropriate actions to achieve the medium and long-term targets that we outlined in April.  AMC is achieving real momentum,  as we gain market share and outperform our industry in attendance and revenue growth. This is the result of the wholistic and synergistic impacts of AMC having invested in one theatre enhancement after another in the largest network of cinemas globally, combined with world-class marketing activity, and our being in the midst of nothing less than a digital transformation in which we are increasingly and continuously engaging with our guests before, during and after their visits to our theatres. In turn, this is enabling us to be vividly focused on generating additional free cash flow, deleveraging our balance sheet and driving shareholder value.”

Key Financial Results  (presented in millions, except operating data)

	Quarter Ended September 30,			Nine Months Ended September 30,
	2019	2018	Change	2019	2018	Change
GAAP Results
Revenue	$1,316.8	$1,221.4	7.8%	$4,023.3	$4,047.5	(0.6)%
Net earnings (loss)*	$(54.8)	$(100.4)	(45.4)%	$(135.6)	$(60.5)	124.1%
Net cash provided by operating activities	$56.6	$1.7	N/M	$210.2	$298.8	(29.7)%
Non-GAAP Results**
Total revenues (2019 constant currency adjusted)	$1,335.0	$1,221.4	9.3%	$4,092.2	$4,047.5	1.1%
Adjusted EBITDA	$156.5	$142.4	9.9%	$502.3	$665.1	(24.5)%
Adjusted EBITDA (2018 Adjusted for ASC 842)	$156.5	$119.2	31.3%	$502.3	$594.8	(15.6)%
Adjusted free cash flow	$5.1	$(31.5)	N/M	$55.4	$166.5	(66.7)%
Adjusted free cash flow (2018 Adjusted for ASC 842)	$5.1	$(45.8)	N/M	$55.4	$123.2	(55.0)%
Operating Metrics
Attendance (in thousands)	87,100	82,662	5.4%	263,880	264,838	(0.4)%
U.S. markets attendance (in thousands)	61,172	58,935	3.8%	188,051	190,542	(1.3)%
International markets attendance (in thousands)	25,928	23,727	9.3%	75,829	74,296	2.1%
Average screens	10,662	10,626	0.3%	10,674	10,699	(0.2)%

* Please refer to our form 10-Q filed today for a discussion of items included in GAAP net earnings (loss). N/M = Percent change is not meaningful due to magnitude of improvement.

 ** Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Selected Third Quarter Financial Results

•

Revenue: Third-quarter total revenues were $1.317 billion, increasing 7.8% on a GAAP basis (increasing 9.3% in constant currency) from the year-ago quarter. Results were driven by (i) record setting U.S. and International attendance, up 3.8% and 9.3%, respectively, (ii) strong food and beverage per patron growth, up 3.4% (up 4.7% in constant currency) primarily due to strategic pricing initiatives and (iii) other revenues per patron, which grew 10.7% (grew 12.6% in constant currency) largely from increases in online ticketing fees.

Total revenues benefited from a 6.1% increase in admissions revenue (up 7.6% in constant currency). U.S. average ticket price increased by 3.3%, reflecting an increase in premium format attendance, strategic pricing increases, and a normalization of results related to the anniversary of our A-List program and other promotional pricing initiatives, while international average ticket price declined 5.6% (down 0.6% in constant currency) due to foreign exchange rates and strategic pricing initiatives.

Given the natural fluctuations in the box office between quarters and within the year due to the timing of film releases, the Company’s management focuses on its full-year results and performance against its disclosed medium to long-term targets rather than on any particular quarter.

•

Net Loss: Net loss was $54.8 million, improving $45.6 million, or 45.4% on a GAAP basis (improving 45.5% in constant currency) from the year-ago quarter. The decrease in net loss included the impact of the 7.8% increase in total revenues, which helped to drive our operating income higher by $42.7 million along with the reduction in general and administrative expenses and lower depreciation and amortization, partially offset by higher rent expense due primarily to ASC 842.

•

Adjusted EBITDA:  Total Adjusted EBITDA was $156.5 million, up 9.9% from the year-ago quarter (up 11.4% in constant currency). Total Adjusted EBITDA grew 31.3% year-over-year (up 33.1% in constant currency), after adjusting the year-ago quarter for $23.2 million in non-cash accounting impact of ASC 842 for comparability.

U.S. markets Adjusted EBITDA increased 10.8%, while International markets Adjusted EBITDA increased 7.5% (increase of 13.1% in constant currency). U.S. markets Adjusted EBITDA increased 26.8% year-over-year, and international Adjusted EBITDA increased 46.2% (53.8% in constant currency), after adjusting the year-ago quarter for $13.3 million and $9.9 million, respectively, in non-cash accounting impact of ASC 842 for comparability.

•

Cash Flow: Net cash provided by operating activities was $56.6 million, growing $54.9 million compared to the year-ago quarter, and growing $69.2 million after adjusting for the $14.3 million cash flow classification impact of ASC 842 from financing activities to operating activities. Adjusted Free Cash Flow was $5.1 million, growing $36.6 million compared to the year-ago quarter and growing $50.9 million in the year-ago quarter after adjusting for the non-cash accounting impact of ASC 842. The increase in Adjusted Free Cash Flow is primarily related to increases in net cash provided by operating activities and the timing of maintenance capital expenditures.  Our Adjusted Free Cash Flow in the third quarter and cash balance at the end of the third quarter was negatively impacted by the normal seasonal timing of certain working capital items and is expected to correct itself in the fourth quarter.

Other Key Highlights

•

Industry Performance: In the third quarter of 2019, the U.S. industry box office generated $2.8 billion in admissions sales (up 3.6% year-over-year on a 2.4% increase in attendance). AMC outperformed the U.S. industry on both an attendance per screen and admissions revenue per screen basis by approximately 220 and 450 basis points, respectively, and after excluding AMC from the U.S. industry statistics, that outperformance grew to 270 and 560 basis points, respectively. The third quarter of 2019 marks the sixth consecutive quarter of attendance per screen industry outperformance and the third consecutive quarter of industry box office outperformance. Internationally, the industry box office in countries served by Odeon grew 13.7%, in constant currency. The industry box office across Europe benefited from a more family friendly film slate compared to a year ago.

•

AMC Stubs A-List Program: Since its launch in June 2018, the A-List tier of our successful AMC Stubs loyalty program has attracted more than 900,000 subscribers, far in excess of initial internal expectations of 500,000 subscribers in the first year. During the first quarter of 2019, AMC implemented a 10% membership price increase in ten states and a 20% price increase in five states. Based on an average monthly frequency of 2.40x for our A-List members in the third quarter, their associated full-price bring-along guest attendance, their food and beverage spend and the price increases in the first quarter, we believe the A-List program was profitable in the third quarter and nine-months ended September 30, 2019 compared to our estimated results if the program had not existed. A-List membership levels continue to exceed our expectations despite our price increase and competitive offerings.

•

AMC Theatres On Demand:  On October 15, 2019, the Company became the first U.S. theatrical exhibitor to unveil a digital home streaming service with the launch of AMC Theatres On Demand, with approximately 2,000 movies, including movies from every major studio, available for purchase or rent to AMC Stubs members. In addition, later this fall, AMC Theatres On Demand will also include movies from AMC Networks (NASDAQ: AMCX) in a first-ever cross platform marketing partnership. Movies can be purchased or rented through AMCTheatres.com, the AMC Theatres mobile app, Roku and SmartTVs with more services and devices to be added in the near future. AMC Theatres On Demand is yet another benefit for AMC Stubs members, designed as a low-cost, ancillary service to add convenience and value for the guest, increase loyalty, augment our rich consumer database and generate additional earnings.

•

Circuit Update: As of September 30, 2019, AMC owned, operated, or had interests in 634 theatres in the U.S. and 366 theatres internationally. In the third quarter, the Company added premium recliner seating to nine theatres, including eight in the U.S. and one internationally, bringing the U.S. penetration of theatres offering recliner seating to approximately 78% of addressable theatres, and approximately 9% of addressable European theatres.  Premium large format offerings continue to attract guests by delivering the best sight and sound experience, and the Company added 3 new Dolby screens, 1 new IMAX screen and 1 new Prime at AMC screen during the quarter.

•

New Lease Accounting Standard (ASC 842): The Company adopted ASC 842 on January 1, 2019. As previously disclosed, ASC 842 is an accounting change with no impact on AMC’s business or total cash flows. While this new rule introduces certain presentation changes to all three of AMC’s core financial statements, it does not affect day-to-day operations or cash generation. As a result of adopting ASC 842, the key changes are as follows: (i) the Company’s consolidated balance sheet now includes operating lease right-of-use assets and operating lease liabilities of $4.8 billion and $5.4 billion, respectively, at September 30, 2019; (ii) the Company’s income statement for the three months ended September 30, 2019 includes additional rent expense of $28.8 million, a decline in depreciation and amortization of $24.0 million and a decline in interest expense of $6.9 million; and (iii) the Company’s cash flows provided by operating activities for the nine months ended September 30, 2019 is lowered by $42.0 million, offset by an equivalent increase in the Company’s cash flows provided by financing activities.

•

Cash Dividend: The Company paid approximately $20.8 million of dividends in the third quarter of 2019. Since its IPO, AMC has paid $642.8 million in total dividends. Following the dividend declared on October 24, 2019, the Company will have issued a dividend in 23 consecutive quarters beginning in the second quarter of 2014.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CDT/8:30 a.m. EDT on Thursday, November 7, 2019. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC Stubs A-List may not meet anticipated revenue projections which could negatively impact projected operating results; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; certain covenants in the agreements that govern AMC’s indebtedness may limit its ability to take advantage of certain business opportunities; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2019 and September 30, 2018

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues
Admissions	$797.3	$751.4	$2,424.3	$2,522.7
Food and beverage	420.0	384.8	1,281.3	1,236.4
Other theatre	99.5	85.2	317.7	288.4
Total revenues	1,316.8	1,221.4	4,023.3	4,047.5

Operating costs and expenses
Film exhibition costs	416.8	378.8	1,264.6	1,276.7
Food and beverage costs	67.2	63.6	205.1	202.0
Operating expense, excluding depreciation and amortization below	419.0	400.5	1,259.2	1,236.9
Rent	238.7	203.7	726.6	593.1
General and administrative:
Merger, acquisition and other costs	4.7	18.1	11.2	27.1
Other, excluding depreciation and amortization below	37.5	48.4	126.9	135.6
Depreciation and amortization	112.1	130.2	337.1	398.4
Operating costs and expenses	1,296.0	1,243.3	3,930.7	3,869.8

Operating income (loss)	20.8	(21.9)	92.6	177.7
Other expense (income):
Other expense (income)	(1.3)	54.1	5.1	57.5
Interest expense:
Corporate borrowings	73.2	64.3	218.7	188.2
Capital and financing lease obligations	1.8	9.4	6.0	29.5
Non-cash NCM exhibitor services agreement	10.1	10.3	30.4	31.2
Equity in earnings of non-consolidated entities	(7.5)	(70.0)	(24.2)	(74.0)
Investment income	(0.5)	(0.7)	(18.7)	(7.4)
Total other expense	75.8	67.4	217.3	225.0

Loss before income taxes	(55.0)	(89.3)	(124.7)	(47.3)
Income tax provision (benefit)	(0.2)	11.1	10.9	13.2
Net loss	$(54.8)	$(100.4)	$(135.6)	$(60.5)

Diluted loss per share	$(0.53)	$(0.82)	$(1.31)	$(0.48)

Average shares outstanding diluted (in thousands)	103,850	123,126	103,826	126,386

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2019	December 31, 2018
Cash and cash equivalents	$100.4	$313.3
Corporate borrowings	4,731.5	4,723.0
Other long-term liabilities	190.0	963.1
Finance lease liabilities	99.5	560.2
Stockholders' equity	1,183.3	1,397.6
Total assets	13,281.3	9,495.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30,
Consolidated	2019	2018	2019	2018
Net cash provided by operating activities	$56.6	$1.7	$210.2	$298.8
Net cash provided by (used in) investing activities	$(127.1)	$67.2	$(348.4)	$(114.3)
Net cash used in financing activities	$(18.4)	$(37.4)	$(72.9)	$(155.3)
Adjusted free cash flow	$5.1	$(31.5)	$55.4	$166.5
Capital expenditures	$(118.3)	$(133.8)	$(348.2)	$(374.9)
Screen additions	1	6	38	46
Screen acquisitions	—	8	64	39
Screen dispositions	77	43	181	177
Construction openings (closures), net	(15)	12	(67)	(106)
Average screens	10,662	10,626	10,674	10,699
Number of screens operated	10,945	10,971	10,945	10,971
Number of theatres operated	1,000	1,002	1,000	1,002
Screens per theatre	10.9	10.9	10.9	10.9
Attendance (in thousands)	87,100	82,662	263,880	264,838

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30,
	2019	2018	2019	2018
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	61,172	58,935	188,051	190,542
International markets	25,928	23,727	75,829	74,296
Consolidated	87,100	82,662	263,880	264,838

Average ticket price (in dollars):
U.S. markets	$9.45	$9.15	$9.43	$9.65
International markets	$8.45	$8.95	$8.57	$9.22
Consolidated	$9.15	$9.09	$9.19	$9.53

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.35	$5.11	$5.40	$5.15
International markets	$3.59	$3.51	$3.50	$3.42
Consolidated	$4.82	$4.66	$4.86	$4.67

Average Screen Count (month end average):
U.S. markets	7,996	7,992	8,001	8,032
International markets	2,666	2,634	2,673	2,667
Consolidated	10,662	10,626	10,674	10,699

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	2019	2018	2019	2018
Revenues
U.S. markets	$970.7	$895.6	$2,999.1	$3,007.1
International markets	346.1	325.8	1,024.2	1,040.4
Consolidated	$1,316.8	$1,221.4	$4,023.3	$4,047.5

Adjusted EBITDA
U.S. markets	$116.3	$105.0	$395.8	$535.6
International markets	40.2	37.4	106.5	129.5
Consolidated	$156.5	$142.4	$502.3	$665.1

Capital Expenditures
U.S. markets	$84.3	$92.9	$243.9	$264.9
International markets	34.0	40.9	104.3	110.0
Consolidated	$118.3	$133.8	$348.2	$374.9

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	2019	2018	2019	2018
Net loss	$(54.8)	$(100.4)	$(135.6)	$(60.5)
Plus:
Income tax provision (benefit)	(0.2)	11.1	10.9	13.2
Interest expense	85.1	84.0	255.1	248.9
Depreciation and amortization	112.1	130.2	337.1	398.4
Certain operating expenses (2)	5.3	6.6	10.1	16.2
Equity in earnings of non-consolidated entities (3)	(7.5)	(70.0)	(24.2)	(74.0)
Cash distributions from non-consolidated entities (4)	4.7	3.1	17.0	30.9
Attributable EBITDA (5)	0.9	2.1	3.8	3.7
Investment income	(0.5)	(0.7)	(18.7)	(7.4)
Other expense (income) (6)	(1.5)	54.1	4.6	57.7
Non-cash rent - purchase accounting (7)	6.1	—	19.5	—
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.7	18.1	11.2	27.1
Stock-based compensation expense (9)	2.1	4.2	11.5	10.9
Adjusted EBITDA (1)	$156.5	$142.4	$502.3	$665.1
Rent	$238.7	$203.7	$726.6	$593.1

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

For the three and nine months ended September 30, 2019, the Company recorded $6.5 million and $21.1 million, respectively, in earnings from DCIP. For the three months ended September 30, 2018, the Company recorded equity in earnings related to its sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in earnings of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the nine months ended September 30, 2018. Equity in earnings of non-consolidated entities for the nine months ended September 30, 2018 includes a lower of carrying value impairment loss on the held-for-sale portion of NCM of $16.0 million.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2019
	2019	2018	2019	2018
Equity in earnings of non-consolidated entities	$(7.5)	$(70.0)	$(24.2)	$(74.0)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(7.4)	(68.5)	(23.2)	(72.1)
Equity in loss of International theatre JV's	0.1	1.5	1.0	1.9
Income tax provision	0.1	0.1	0.2	0.2
Investment income	(0.1)	(0.1)	(0.6)	(0.3)
Interest expense	—	—	0.1	—
Depreciation and amortization	0.5	0.6	2.8	1.9
Other expense	0.3	—	0.3	—
Attributable EBITDA	$0.9	$2.1	$3.8	$3.7

6)

Other expense (income) for the three months ended September 30, 2019 includes income of $8.5 million due to the increase in fair value of the derivative asset related to the Company’s Convertible Notes due 2024, expense of $5.7 million as a result of the decrease in fair value of its derivative liability, and loss on Pound sterling forward contract of $0.7 million. Other expense for the nine months ended September 30, 2019 includes $16.6 million of fees related to modifications of term loans income and $1.7 million loss on GBP forward contract, partially offset by income of $14.9 million due to the decrease in fair value of the derivative liability related to the Company’s Convertible Notes due 2024. During the three months ended September 30, 2018, the Company recorded expense of $54.1 million as a result of an increase in fair value of the derivative liability for the Convertible Notes due 2024. Other expense (income) for the three and nine months ended September 30, 2018 includes financing losses and financing related foreign currency transaction losses.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

9)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019		September 30,
	2019	2018	2019	2018

Net cash provided by operating activities	$56.6	$1.7	$210.2	$298.8
Plus:
Merger, acquisition and other costs(2)	4.7	18.1	11.2	27.1
Less:
Maintenance capital expenditures(3)	32.0	23.5	77.0	59.3
Landlord contributions(5)	24.2	27.8	89.0	100.1
Adjusted free cash flow (1)	$5.1	$(31.5)	$55.4	$166.5

Reconciliation of Capital Expenditures
Capital expenditures
Growth capital expenditures(4)	$88.1	$118.0	$246.8	$311.9
Maintenance capital expenditures(3)	32.0	23.5	77.0	59.3
Change in construction payables(6)	(1.8)	(7.7)	24.4	3.7
Total capital expenditures	$118.3	$133.8	$348.2	$374.9

Starting in the fourth quarter of 2018, AMC began disclosing a new non-U.S. GAAP financial measure “Adjusted Free Cash Flow” as a measure of our liquidity.  We believe this measure is indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)

We present “Adjusted Free Cash Flow” as a supplemental measure of our liquidity.  Management uses this measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.  Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities. The term adjusted free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating.

3)

Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)

Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)

Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of Consolidated Adjusted EBITDA and Adjusted Free Cash Flow Under ASC 842

(dollars in millions)

(Unaudited)

	Quarter Ended September 30,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$156.5	$142.4	9.9%
Certain adjustments to rent expense (a)	—	(23.2)
Total Adjusted EBITDA (post-ASC 842)	156.5	119.2	31.3%
Impact of ASC 842 on Adjusted EBITDA	$(22.7)	$(23.2)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $21.4 million and deferred rent related to deferred gain amortization of $1.8 million.

	Nine Months Ended September 30,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$502.3	$665.1	(24.5)%
Certain adjustments to rent expense (a)	—	(70.3)
Total Adjusted EBITDA (post-ASC 842)	502.3	594.8	(15.6)%
Impact of ASC 842 on Adjusted EBITDA	$(68.1)	$(70.3)

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $65.9 million and deferred rent related to deferred gain amortization of $4.4 million.

Reconciliation of net earnings to Adjusted EBITDA for 2018 (adjusted for ASC 842 (see footnotes above):

(In millions)

	Three Months	Nine Months
	Ended	Ended
	September 30, 2018	September 30, 2018
Net loss	$(99.5)	(55.6)
Plus:
Income tax provision	11.1	13.2
Interest expense	76.9	226.3
Depreciation and amortization	103.7	316.7
Certain operating expenses (2)	6.6	16.2
Equity in loss of non-consolidated entities (3)	(70.0)	(74.0)
Cash distributions from non-consolidated entities (4)	3.1	30.9
Attributable EBITDA (5)	2.1	3.7
Investment income	(0.7)	(7.4)
Other expense (6)	54.1	57.7
Non-cash rent - purchase accounting (7)	9.5	29.1
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	18.1	27.1
Stock-based compensation expense (9)	4.2	10.9
Adjusted EBITDA (1)	$119.2	$594.8

	Quarter Ended September 30,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$5.1	$(31.5)	*	%
Adjustment to cash flow used in operating activities (a)	—	(14.3)
Adjusted free cash flow (post-ASC 842)	5.1	(45.8)	*	%
Impact of ASC 842 on Adjusted free cash flow	$(14.0)	$(14.3)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities.

*Increase over 100%.

	Nine Months Ended September 30,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$55.4	$166.5	(66.7)%
Adjustment to cash flow used in operating activities (a)	—	(43.3)
Adjusted free cash flow (post-ASC 842)	55.4	123.2	(55.0)%
Impact of ASC 842 on Adjusted free cash flow	$(42.0)	$(43.3)

(a)Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities.

Select Consolidated Constant Currency financial data (see Note 10):

Three and Nine Months Ended September 30, 2019

(dollars in millions) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019			September 30, 2019
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$578.1	$230.7	$808.8	$1,774.1	$693.9	$2,468.0
Food and beverage	327.0	97.8	424.8	1,015.7	283.0	1,298.7
Other theatre	65.6	35.8	101.4	209.3	116.2	325.5
Total revenues	970.7	364.3	1,335.0	2,999.1	1,093.1	4,092.2

Operating costs and expenses
Film exhibition costs	321.7	100.1	421.8	989.2	294.0	1,283.2
Food and beverage costs	46.5	21.8	68.3	145.6	63.5	209.1
Operating expense	303.7	121.3	425.0	910.2	372.2	1,282.4
Rent	174.9	67.0	241.9	531.1	208.3	739.4
General and administrative:
Merger, acquisition and other costs	2.3	2.6	4.9	5.8	5.9	11.7
Other	22.1	16.3	38.4	74.4	56.1	130.5
Depreciation and amortization	84.3	29.4	113.7	252.2	90.7	342.9
Operating costs and expenses	955.5	358.5	1,314.0	2,908.5	1,090.7	3,999.2

Operating income (loss)	15.2	5.8	21.0	90.6	2.5	93.0
Other expense (income)	(1.6)	0.4	(1.2)	4.6	0.6	5.2
Interest expense	83.0	2.2	85.2	248.7	6.8	255.5
Equity in earnings of non-consolidated entities	(7.2)	(0.5)	(7.7)	(23.2)	(1.3)	(24.5)
Investment income	(0.4)	—	(0.4)	(5.7)	(14.8)	(20.5)
Total other expense	73.8	2.1	75.9	224.4	(8.7)	215.7
Loss before income taxes	(58.6)	3.7	(54.9)	(133.8)	11.2	(122.7)
Income tax provision (benefit)	(0.4)	0.2	(0.2)	8.9	2.3	11.2
Net income (loss)	$(58.2)	$3.5	$(54.7)	$(142.7)	$8.9	$(133.9)

Attendance	61,172	25,928	87,100	188,051	75,829	263,880
Average Screens	7,996	2,666	10,662	8,001	2,673	10,674
Average Ticket Price	$9.45	$8.90	$9.29	$9.43	$9.15	$9.35

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three and Nine Months Ended September 30, 2019

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2019
	Constant Currency (10)	Constant Currency (10)
Net loss	$(54.7)	$(133.9)
Plus:
Income tax benefit	(0.2)	11.2
Interest expense	85.2	255.5
Depreciation and amortization	113.7	342.9
Certain operating expenses (2)	5.4	10.3
Equity in earnings of non-consolidated entities (3)	(7.7)	(24.5)
Cash distributions from non-consolidated entities (4)	4.7	17.1
Attributable EBITDA (5)	0.9	4.1
Investment income	(0.4)	(20.5)
Other expense (income) (6)	(1.5)	4.6
Non-cash rent expense - purchase accounting (7)	6.2	19.9
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	4.9	11.7
Stock-based compensation expense (9)	2.1	11.7
Adjusted EBITDA (1)	$158.6	$510.1

Adjusted EBITDA (in millions) (1)
U.S. markets	$116.3	$395.8
International markets	42.3	114.3
Total Adjusted EBITDA	$158.6	$510.1

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three and nine months ended September 30, 2019, the Company recorded $6.5 million and $21.1 million, respectively, in earnings from DCIP. During the three months ended September 30, 2018, we recorded equity in earnings related to our sale of all remaining NCM units of $28.9 million and a gain of $30.1 million related to the Screenvision merger. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of our investment in NCM of $1.1 million during the nine months ended September 30, 2018. Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the nine months ended September 30, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2019	2019
(In millions)	Constant Currency	Constant Currency
Equity in earnings of non-consolidated entities	$(7.7)	$(24.5)
Less:
Equity in earnings of non-consolidated entities excluding international theatre JV's	(7.6)	(23.4)
Equity in earnings of International theatre JV's	0.1	1.1
Income tax provision	0.1	0.1
Investment income	(0.1)	(0.6)
Interest expense	—	0.2
Depreciation and amortization	0.5	3.0
Other expense	0.3	0.3
Attributable EBITDA	$0.9	$4.1

6)

Other expense (income) for the three months ended September 30, 2019 includes income of $8.5 million due to the increase in fair value of the derivative asset related to the Company’s Convertible Notes due 2024, expense of $5.7 million as a result of the decrease in fair value of its derivative liability, and loss on Pound sterling forward contract of $0.7 million. Other expense for the nine months ended September 30, 2019 includes $16.6 million of fees related to modifications of term loans income and $1.7 million loss on GBP forward contract, partially offset by income of $14.9 million due to the decrease in fair value of the derivative liability related to the Company’s Convertible Notes due 2024. During the three months ended September 30, 2018, the Company recorded expense of $54.1 million as a result of an increase in fair value of the derivative liability for the Convertible Notes due 2024. Other expense (income) for the three and nine months ended September 30, 2018 includes financing losses and financing related foreign currency transaction losses.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

9)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

10)

The International segment information for the three and nine months ended September 30, 2019 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2018. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

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